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                                                                EXHIBIT 99(d)(5)

          [LETTERHEAD OF THE GOVERNOR AND COMPANY OF BANK OF SCOTLAND]



                                                              November  25, 2002

FirstCity Consumer Lending Corporation
Waco, Texas 76712
Attention:  Jim Sartain, Chairman of the Board

Dear Sirs:

      The undersigned, The Governor and Company of the Bank of Scotland ("Lender"), hereby confirms that it will lend you ("Borrower" or "CLC") $16,000,000 (the "Loan") on the terms and conditions set forth in the form of Promissory Note (the "Note") attached hereto as Annex A (with such changes therein, if any, as you and Lender may agree to) if and when each of the following conditions are fulfilled to the satisfaction of Lender (or waived by Lender, which it shall have no obligation to do) on the Closing Date. The first date on which all of the following conditions have been fulfilled to Lender's satisfaction (or waived by Lender, if Lender in its discretion chooses to waive any of such conditions) and the Loan is made is herein referred to as the "Closing Date". If the Closing Date shall not have occurred by the close of business (New York time) on December 31, 2002 (or such later time or date as Lender may consent to in writing), the provisions of this Letter Agreement shall (except as may otherwise be specified in this Letter Agreement) be deemed rescinded, null and void.

      1. Definitions.

      1.1 Defined Terms. Terms used herein without definition shall have the meaning provided therefor (i) in the Note (if defined therein) and (ii) (if not defined in the Note) as set forth in Annex B hereto. Terms defined herein (directly or by cross-reference) shall include in the singular number the plural and in the plural number the singular. References to any gender shall include all genders.

      1.2 Certain Terms. All references to Sections in this Letter Agreement or in Annex B (but not Annex A) hereto shall be deemed references to Sections in this Letter Agreement unless otherwise specified. Phrases such as "hereof" and "herein" refer to the entire Letter Agreement (including Annex B but not Annex A hereto) and not just the section or other portion in which said reference appears. As used in this Letter Agreement, the terms "including," "including without limitation" and "such as" (and like terms) are illustrative and not limitative. Unless otherwise specified, references to this Letter Agreement shall not include Annex A hereto.

      2. Closing Conditions. The obligation of Lender to make the Loan is subject to (a) the truth and accuracy of the certificates to be furnished by the various parties required below to deliver certificates, and (b) each of the following conditions being fulfilled to the satisfaction of Lender (or waived by it) on the Closing Date (unless otherwise specifically indicated below):

      2.1 No Default, etc. On the Closing Date (both before and after giving effect to the transactions to occur on that date under this Letter Agreement, the Note, the other Executed Documents and the Loan Agreements, there shall exist no Default or Event of Default and all representations and warranties made by the Loan Parties in the Executed Documents shall be true and correct in all material respects with the same effect as though such representations and warranties have been made at and as of such time.


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      2.2 Form U-1. If requested by Lender, the Borrower shall have deliver to
Lender a duly completed Form U-1 of the Board of Governors of the Federal Reserve System.

      2.3 Officers' Certificates; Supporting Documents. There shall have been delivered to Lender such information and copies of documents, approvals (if any) and records (certified where appropriate) of such corporate, partnership, limited liability company and legal proceedings as Lender may have reasonably requested relating to the Loan Parties' and Pledged Entities' organization and the entering into and performance of the Executed Documents to which each Loan Party is a party. Such documents shall, in any event, include:

      (a) certified copies of the Charter Documents of such Persons (in each case, to the extent changed from copies previously given to Lender or any of its directly-owned Subsidiaries), and long form good standing certificates (or analogous documents satisfactory to Lender), of a date not earlier than 10 days prior to the Closing Date for each of such Persons;

      (b) certificates of authorized officers of each of the Loan Parties (except as otherwise agreed to by Lender), certifying the resolutions of each such Person relating to the entering into and performance of the Executed Documents to which each such Person is a party and the transactions contemplated thereby, and further certifying that such resolutions have not been amended, modified, superseded or revoked and remain in full force and effect;

      (c) certificates of authorized officers of each of the Loan Parties (except as otherwise agreed to by Lender), with respect to the incumbency and specimen signatures of its officers or representatives authorized to execute such documents and any other documents and papers, and to take any other action, in connection herewith or therewith; and

      (d) certificates of an authorized officer of each of FC and CLC (and of the other Loan Parties, to the extent requested by Lender) certifying, as of the Closing Date, compliance with the conditions of Sections 2.1, 2.6(d), 2.6(e), 2.7, 2.9 (as to the Loan Parties), 2.10, 2.13, 2.16 and 2.19(b) hereof and also the absence of any Material Adverse Change of the type referred to in Section 2.17(a) with respect to any member of the FC Group and the absence of any event of the type referred to in Section 2.17(b) (first sentence, with respect to any member of the FC Group and, to the knowledge of FC and CLC, any of the other Persons referenced) or 2.19(c) (with respect to any member of the FC Group and, to the knowledge of FC and CLC, any of the other Persons referenced).

      2.4 Charter Documents.

      (a) Drive-GP shall have consented to the pledge of the Limited Partnership Interests by Funding to the extent required by the Drive Entities' Charter Documents, and the required voting percentage of the members of Drive-GP (as provided for in its limited liability company agreement) shall have consented to the pledge of the Membership Interests. Evidence satisfactory to the Lender of such consents shall have been delivered to Lender.

      (b) All other conditions (if any) required by the Charter Documents of the Pledged Entities to be complied with in order for the equity interests in such Persons being pledged to be pledged shall have been fulfilled in accordance with the terms thereof and Lender shall have received certificates from each such Person (or other evidence satisfactory to Lender) to the effect that such requirements have been complied with.

      2.5 Executed Documents.


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      (a) The Note, substantially in the form of Annex A hereto and otherwise satisfactory in form and substance to Lender, shall have been executed and delivered by the Borrower.

      (b) The Guarantee Agreement, the Pledge Agreement, the Security Agreement and the Fee Letter, each satisfactory in form and substance to Lender, shall have been executed and delivered by the respective parties thereto (other than Lender).

      (c) If Borrower delivers the Disclosure Letter referred to at the end of
Article IV of the Note, such letter is required to be satisfactory to Lender in all respects.

      2.6 Collateral.

      (a) The text of all UCC-1 financing statements shall be satisfactory to Lender and shall have been filed in the appropriate offices.

      (b) Evidence satisfactory to Lender as to absence of any Lien (other than for Liens permitted to exist by the relevant Security Document) on any Collateral.

      (c) For all parties granting security interests: Evidence satisfactory to Lender of all filings of financing statements under the applicable Uniform Commercial Code, satisfactory Lien search requests on Form UCC-11 and analogous forms confirming the absence of any perfected security interests prior to Lender's Liens (except as otherwise permitted by the Security Documents) and all other actions with respect to the Liens created by the Security Documents as necessary or appropriate to perfect such liens.

      (d) All certificated securities pledged under any Security Documents shall have been delivered to Lender, together with undated stock powers for such certificates duly executed in blank by the holder of such securities.

      (e) The Liens of Lender in all equity interests pledged under the Security Documents shall have been recorded on the stock transfer books of the Pledged Entities or other relevant locations.

      (f) An agreement among the Deposit Bank, Lender, FC and CLC, satisfactory in form and substance to all parties, with respect to the cash collateral accounts established by the Executed Documents shall have been executed and delivered by the parties thereto.

      2.7 Exchange Offer.

      (a) Holders of no fewer than 80% of the outstanding shares of New Preferred Stock shall have accepted the Exchange Offer, tendered their shares to the Exchange Agent for exchange in accordance with the terms thereof and not withdrawn their shares. Lender shall have received a certificate from the Exchange Agent, in form and substance satisfactory to Lender, on the Closing Date to that effect.

      (b) The Registration Statement shall have become effective and not be the subject of any "stop order." No Legal Action shall be pending or threatened before or by any Government Authority seeking to withdraw any shares tendered pursuant to the Exchange Offer if the result of such Legal Action (if adversely determined) would cause the aggregate number of outstanding shares tendered and not withdrawn or sought to be withdrawn to be fewer than 80% of the outstanding shares of New Preferred Stock.

      (c) The opinions of counsel delivered to any Loan Party by counsel for such Loan Party in connection with the Exchange Offer or any matter related to the Exchange Offer, shall have been


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delivered to Lender, together with a letter from each such counsel stating that
Lender may rely upon such opinions with the same effect as if said opinions were addressed to them.

      2.8 Notice of Conversion. Borrower shall have delivered (i) a written notice to Lender requesting that it make the Loan, and (ii) the Notice of Conversion referred to in the last sentence of Section 1.1 of the Note, each in form and substance satisfactory to Lender.

      2.9 Approvals and Consents. All orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by, any Government Authority, or any other Person, required to authorize or required in connection with the execution, delivery and performance of this Letter Agreement and the Executed Documents and the transactions contemplated hereby and thereby (including without limitation the Exchange Offer) by any party hereto or thereto shall have been obtained. If so requested, copies of any of the foregoing received by any Loan Party or Pledged Entity shall be furnished to Lender, certified (if so requested) by an officer of FC or CLC (as appropriate) as a true and correct copy and being in full force and effect and final and not subject to modification or appeal).

      2.10 Employees. No Management Member shall have resigned as an officer or employee of Drive or advised any of the parties of his intention to do so.

      2.11 Existing Loan Agreement. The Restated Loan Agreement shall have been executed and delivered by the parties thereto and the Amendment Effective Date (as defined therein) shall have occurred.

      2.12 New Loans to FC. The Portfolio Acquisition Loan Agreement shall have been executed and delivered by the parties thereto and the Closing Date (as defined therein) shall have occurred.

      2.13 Distributions. Neither Funding nor Drive shall have declared, ordered, paid or made, directly or indirectly, any Distribution or set apart any sum or property therefor, or agreed to do so, in each case except for (i) Distributions required by Section 2.7 of the Shareholders Agreement, and (ii) those (if any) consented to by Lender in writing.

      2.14 Intercreditor Agreement. Execution of an intercreditor agreement between and among Lender and the lenders under the Current Loan Agreement and the Portfolio Acquisition Loan Agreement.

      2.15 Financial Statements. Lender's receipt of, and satisfaction with, the year-to date financial statements of Guarantor, Borrower, Funding and Drive.

      2.16 FC Holdings. FC shall have purchased the 20% ownership in FirstCity Holdings Corporation, currently held by senior management, on terms satisfactory to all parties.

      2.17 Adverse Change.

      (a) There shall have been, in the opinion of Lender, no Material Adverse Change since December 31, 2001 with respect to the Drive Group taken as a whole or any member thereof or with respect to the FC Group taken as a whole or any of the Primary Obligors (as defined in the Current Loan Agreement). Lender shall not have become aware of any previously undisclosed information with respect to any member of the FC Group (any such member, an "FC Party"), any MG Entity or any Drive Entity which, in the opinion of Lender, would have such a Material Adverse Effect.


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      (b) No FC Party, Drive Entity, member of the BOS Group or Funding shall have been (in the opinion of Lender) the subject of ridicule, contempt or disgrace, or had its business, operations or reputation adversely affected, by virtue of any act (or omission to act) by any FC Party, any MG Entity or any Drive Entity. Lender shall not have become aware of any previously undisclosed information with respect to any FC Party, any MG Entity or any Drive Entity which, in the opinion of Lender, would (if publicly disclosed) subject any FC Party, any Drive Entity, or any member of the BOS Group to ridicule, contempt or disgrace or adversely affect the business, operations or reputation of any FC Party, any Drive Entity, or any member of the BOS Group.

      2.18 Legal Opinions. Lender shall have received legal opinions in form and substance satisfactory to them, addressed to Lender and dated the Closing Date, from Haynes and Boone, LLP, counsel to the Loan Parties, and, if requested by Lender, Cowles & Thompson, P.C., counsel to the Drive Entities.

      2.19 Change in Law; Litigation.

      (a) No provision of Applicable Law or the interpretation thereof by any Government Authority, in the opinion of Lender, shall make it illegal for Lender (or any Person of which Lender is a Subsidiary) to effect the transactions contemplated hereby or by any of the Executed Documents.

      (b) No Legal Action shall be pending or threatened before or by any Government Authority seeking to restrain, prohibit, make illegal or delay materially, or seeking damages from any of the Loan Parties or Pledged Entities or any member of the BOS Group in connection with, or to impose any materially adverse conditions on any Loan Party or Pledged Entity or any member of the BOS Group in connection with, the consummation of the transactions contemplated by this Letter Agreement, the Exchange Offer or any Executed Document.

      (c) No Legal Action shall be pending or threatened before or by any Government Authority against any Loan Party, any Pledged Entity, any Drive Entity, any MG Entity or any executive officer of any of the foregoing which, in the opinion of Lender, could (if adversely determined) have a Material Adverse Effect on any of the foregoing Persons or which challenges the legality or propriety of any past or present business practice of any Drive Entity or Funding Entity or would adversely affect the reputation of any FC Party, any Drive Entity, any Funding Entity or any member of the BOS Group.

      2.20 All Proceedings to be Satisfactory. All corporate, partnership, limited liability company and other legal matters and all instruments in connection with the transactions contemplated by this Letter Agreement and the other documents referred to herein shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents which either may reasonably have requested in connection herewith or therewith, such documents where requested or appropriate to be certified by proper company officials or Government Authorities.

      2.21 Fees and Expenses. The fees and expenses (through the Closing Date) of counsel for Lender and other members of the BOS Group, Sullivan & Worcester LLP and Sullivan & Cromwell and (if any) local or special counsel, and by KPMG and other external parties retained by members of the BOS Group in connection with the transactions contemplated by the Executed Documents or by the June SPA and related documents and agreements shall (to the extent demand for payment thereof shall have been made) have been paid in full by FC or (where applicable) Drive.

All documents, agreements, certificates, financial statements, legal opinions, analyses, reports and other papers required to be delivered by this Section 2 shall be in form and substance satisfactory to Lender and shall be delivered to it at the location specified below for the Closing or as Lender may otherwise direct.


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      3. Closings. The closing ("Closing") of the Loan shall be held at the offices of Sullivan & Worcester LLP or the Lender in New York, New York (or such other place as the parties hereto shall agree) at such time and on such date (but in any event within three business days after the satisfaction, or waiver by Lender, of the applicable conditions set forth in Section 2 hereof) as CLC and Lender shall agree.

      4. Miscellaneous Provisions.

      4.1 Termination. This Letter Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of CLC and Lender.

      4.2 Amendment; Waiver.

      (a) Except as may otherwise be specified herein, no provision of this Letter Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by Lender and Borrower. Any such change, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.

      (b) No failure or delay on the part of any of the parties hereto in exercising any right, power or privilege under this Letter Agreement, and no course of dealing between or among any one or more of them shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      4.3 Entire Agreement. (a) This Letter Agreement amends, and as so amended, replaces in its entirety, the letter agreement between and among the parties hereto dated September 26, 2002 on the same subject.

      (b) THIS LETTER AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG BORROWER, GUARANTOR AND LENDER WITH RESPECT TO THE OBLIGATION OF LENDER TO MAKE THE LOAN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      (c) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      4.4 SPA. The parties hereto acknowledge that the obligation of the IFA Entities to purchase and acquire, and of the Selling Entities (as defined therein) to sell, the securities and interests that were the subject of the June SPA have expired.

      4.5 Jurisdiction. Each party hereto hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST IT OR ANY OF ITS AFFILIATES WITH RESPECT TO THIS LETTER AGREEMENT MAY (AND SHALL EXCLUSIVELY) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as the party bringing such action or proceeding may elect, and, by execution and delivery hereof, each of the parties hereto hereby accepts and consents for itself and in respect to its property, generally and unconditionally, with respect to any such action or proceeding, the exclusive jurisdiction of the aforesaid courts and waives any right to stay or to dismiss any such action or proceeding brought before said courts on the basis of forum non conveniens; provided that nothing contained herein shall limit the right of Lender or any member of the BOS Group to bring any such action or proceeding in the courts of Texas or any other jurisdiction where Lender or such


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member may obtain proper jurisdiction over such party. The parties hereto further agree that the provisions of Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Letter Agreement. Each party hereto hereby irrevocably consents that all process served or brought against it with respect to any such action or proceeding in any such court shall be effective and binding service in every respect if sent by registered mail, or (if permitted by law) by Federal Express or other similar overnight courier service, to such party; nothing in this Section 4.5 shall affect the right of any party hereto to serve process in any other manner permitted by law.

      4.6 Headings; Counterparts. The headings contained in this Letter Agreement are for reference purposes only and shall not limit or otherwise affect the meaning of any provision of this Letter Agreement.

      4.7 Expenses. All charges and expenses (including those of special and local counsel, and accountants and other external third parties) incurred by Lender or its affiliates in connection with the proposed Loan, including but not limited to legal costs incurred in connection with the preparation of this Letter Agreement, the Loan Documents and other appropriate legal documents and stamp or other recording taxes or charges, shall be for the Borrower's and Guarantor's account on a full-recourse basis even if the Loan is not made.

      4.8 Indemnification. The Guarantor and the Borrower hereby jointly and severally agree to indemnify the Lender and its affiliates and their respective present and future officers, directors, employees and agents (collectively the "Indemnified Parties" ) against, and agree to hold the Indemnified Parties harmless from, any and all liability, losses, damages and expenses (including reasonable counsel fees and expenses) of any kind whatsoever which may be incurred by any of the Indemnified Parties arising out of, in any way connected with, or as a result of (i) the execution and delivery of this Letter Agreement and the transactions contemplated hereby, the Note, any other document contemplated hereby or thereby or the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or (ii) any claim, action, suit, investigation or proceeding relating to (A) any Collateral or (B) Borrower, any other Loan Party or Subsidiary or any Affiliate of any of the foregoing in connection with any of the transactions contemplated by this Letter Agreement or any of the other Loan Documents, in each case whether or not the Indemnified Party is a party thereto or target thereof; provided that the foregoing indemnity shall not apply to (x) any such liability, losses, damages or expenses of an Indemnified Party hereunder to the extent arising from the willful misconduct or gross negligence of such Indemnified Party, provided that such willful misconduct or gross negligence is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction, or (y) any portion of such liabilities, losses or damages payable to any MG Entity in connection with any claims brought by any of them (or any expenses incurred in connection therewith) to the extent that neither Borrower nor any other member of the FC Group was in any way responsible therefor; and provided further the foregoing indemnities are not for the benefit of any MG Entity, and no MG Entity shall be considered an "Indemnified Party," regardless of the capacity in which such person or entity shall seek indemnification or to be considered such a party.

      4.9 Governing Law. THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      4.10 Lender. At Lender's discretion, an affiliate of the Lender may make the Loan instead of the Lender.


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
      EACH OF THE BORROWER, THE GUARANTOR AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LETTER AGREEMENT, THE PROPOSED LOAN, OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER, THE GUARANTOR, ANY LOAN PARTY OR PLEDGED ENTITY, ANY MG ENTITY, OR THE LENDER OR ANY AFFILIATE THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS LETTER AGREEMENT.

      The foregoing provisions concerning governing law, expenses, indemnification and waiver of jury trial shall become effective immediately upon the execution and delivery hereof by you and shall remain operative and in full force and effect whether or not the Note or any other document contemplated hereby shall be executed and delivered, and regardless of the expiration or termination of the offer made by this Letter Agreement and regardless of any investigation made by or on behalf of the Lender or any of its affiliates or any of the Loan Parties.

      It is understood and agreed that this Letter Agreement has been prepared for your benefit only and may not be relied on by any other person or entity.

      This Letter Agreement may be executed in any number of counterparts by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.


                                         Very truly yours,
                                         THE GOVERNOR AND COMPANY
                                             OF THE BANK OF SCOTLAND

                                         By /s/ Jack S. Dykes
                                            -----------------------------------
                                            Jack S Dykes
                                            Executive Vice President

Accepted as of
November 25, 2002
FIRSTCITY FINANCIAL CORPORATION

By /s/ James T. Sartain
   -----------------------------------
   James T. Sartain, President

AGREED TO:
FIRSTCITY CONSUMER LENDING CORPORATION

By /s/ James T. Sartain
   -----------------------------------
   James T. Sartain
   Chairman of the Board

                                                                         Annex A
                                                                draft 11/26/2002

                                 PROMISSORY NOTE

$16,000,000.00                                                New York, New York
                                                             December [--], 2002

      FIRSTCITY CONSUMER LENDING CORPORATION, a Texas corporation ("Borrower" or "CLC"), FOR VALUE RECEIVED, hereby promises to pay to the order of THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND (the "Lender," which term shall include any subsequent holder hereof), the principal sum of SIXTEEN MILLION DOLLARS in lawful money of the United States of America and in same day funds, on December [--,] 2007 (the "Scheduled Maturity Date").

                                       I
                              INTEREST; PREPAYMENT

      1.1 Interest. Borrower promises also to pay interest on the unpaid principal amount of the Loan in like money and like funds from the date the Loan is made until such principal amount shall be due (by acceleration or otherwise) at the following interest rates: (x) the Loan when it is a Eurodollar Loan, a rate per annum equal to 1% in excess of LIBOR for the Eurodollar Interest Period selected by Borrower, and (y) the Loan when it is a Base Rate Loan, a rate per annum equal to the Base Rate, such rate per annum to change on the effective date of each change in the Base Rate.

      1.2 Interest Payment Dates. Interest on a Eurodollar Loan shall be payable at the expiration of the Eurodollar Interest Period for such Loan and (if earlier) the date when such Eurodollar Loan shall become due (by acceleration or otherwise) and, if the Eurodollar Interest Period is longer than one month, at the end of each 1-month interval within such Eurodollar Interest Period. Interest on a Base Rate Loan shall be paid on the last Business Day of each month and upon maturity (by acceleration or otherwise) and (after maturity) on demand. Interest shall also be payable upon any repayment of the Loan (in whole or in part) and, after maturity (whether by acceleration or otherwise), on demand. In each case, interest shall be computed for the actual number of days elapsed on the basis of a 360-day year.

      1.3 Default Rate. During the existence of an Event of Default, each Loan (and any overdue interest) shall bear interest (before as well as after judgment) for each day, payable on demand, at a rate per annum (the "Past-Due Rate") equal to 2% per annum in excess of the interest rate then otherwise applicable to such Loan on such date; provided, however, that if (x) an Event of Default described in Section 7.6 hereof occurs or (y) the principal hereof is declared to be immediately due and payable pursuant to Article VII hereof, then the Past-Due Rate for each day shall be equal to the greater of (x) 2% per annum in excess of the interest rate then otherwise applicable to such Loan, and (y) 18%.

      1.4 Non-Business Days. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension; provided, however, that (with respect to Eurodollar Loans only) if such next Business Day would fall in the next calendar month, such payment shall become due on the immediately preceding Business Day.

      1.5 Voluntary Repayment. (a) Except pursuant to a demand made by Lender following maturity of this Note (by acceleration or otherwise), Eurodollar Loans may be repaid only on the Scheduled Rollover Date therefor (or, when such date is not a Business Day, as otherwise provided herein); Borrower shall have no right to prepay any Eurodollar Loan in whole or in part.

      (b) Borrower may voluntarily repay all or any portion of the principal amount of Base Rate Loans, without premium or penalty, upon not less than one Business Day's prior notice to Lender of the date and amount of such repayment; any such partial repayments shall be in a minimum amount of $500,000 and (if greater) in integral multiples of $100,000. Borrower may also voluntarily repay all or any portion of the principal amount of Eurodollar Loans on the Scheduled Rollover Date therefor, without premium or penalty, upon not less than four Business Day's prior notice to Lender of the amount of such repayment; any such partial repayments shall be in a minimum amount of $100,000 and (if greater) in integral multiples of $50,000. All repayments in full shall be accompanied by the payment of all interest accrued on the amount repaid.

      1.6 Mandatory Prepayments. (a) Borrower shall, within two Business Days of the receipt by Funding or any member of the FC Group of any Net Proceeds from any Transfer of any Drive Interests owned of record or beneficially by Borrower or Guarantor, prepay this Note by an amount equal to the Specified Percentage of the amount of Net Proceeds so received.

      (b) Borrower shall, within two Business Days of the payment of any Distributable Dividend by a Drive Entity to a member of the FC Group, prepay this Note by an amount equal to the Specified Percentage of the amount of such Distributable Dividend.

      (c) Borrower shall, within two Business Days of the receipt by any member of the FC Group of any Debt Distribution (by redemption or otherwise), prepay this Note by an amount equal to the Specified Percentage of the amount of such Debt Distribution.

      (d) Amounts paid pursuant to the foregoing provisions of this Section 1.6 shall first be applied to any Base Rate Loans at the time outstanding (until same are paid in full) and thereafter to outstanding Eurodollar Loans. On each date that a prepayment is so required, an aggregate principal amount of this Note equal to the amount required to be paid on such date shall mature and become due and payable.

      1.7 Prepayment Account. If pursuant to Section 1.6, any prepayment must be made in respect of a Eurodollar Loan on a date other than an Scheduled Rollover Date and Borrower does not wish to pay any compensation in respect of such prepayment pursuant to Section 2.5 hereof, then Borrower may (on the date such amount is payable) instead deposit such Net Proceeds in a single special depository account of Borrower (the "Prepayment Account") maintained by Borrower with the Deposit Bank, and under the control of Lender, and titled appropriately so as to identify the nature of such account, and Borrower shall take all such action, if any, as is necessary to assure that Lender has a perfected first priority security interest in said account. All of Borrower's right, title and interest in and to all monies at any time in the Prepayment Account are hereby irrevocably pledged by Borrower to Lender as security to secure the prompt payment to Lender of all Borrower's liabilities (including contingent liabilities) to Lender hereunder and to secure the performance by Borrower of its obligations under this Note. Borrower agrees not to withdraw monies from the Prepayment Account while any obligations are outstanding hereunder. Borrower agrees that monies from the Prepayment Account may be released to it only as provided in the second succeeding sentence. Monies in the Prepayment Account shall bear interest at a rate per annum equal to the Deposit Bank's Overnight Rate from time to time in effect (based on a year of 365/366 days) or such other rate as may from time to time be agreed to by Borrower and Lender. If no Default or Event of Default then exists, Lender shall cause the Deposit Bank to from time to time (as agreed to by Borrower and Lender but, if no Default or Event of Default has existed since the first day of the preceding calendar quarter, not less than quarterly on the tenth Business Day of each calendar quarter) pay such accrued interest through the last day of the preceding calendar quarter (to the extent still in the Prepayment Account) to Borrower). Borrower hereby authorizes and directs Lender, and Lender agrees, to cause the Deposit Bank to apply the amounts in the Prepayment Account (other than interest) to the payment of the applicable Eurodollar Loans on the next succeeding Scheduled

Rollover Date (to the extent of the principal amount thereof) and on each succeeding Scheduled Rollover Date (to the extent of the principal amounts of the Eurodollar Loans due on each such date) until all monies in the Prepayment Account have been so applied (except for such interest, to the extent such interest is not also to be so applied pursuant to the other provisions hereof); provided that during the continuance of any Event of Default Lender may cause the Deposit Bank to apply all amounts in the Prepayment Account (including accrued interest) to such liabilities of Borrower hereunder as Lender may determine. Borrower's obligation to pay interest on the Loans pursuant to
Article I hereof will not be affected by the deposit of such Net Proceeds into the Prepayment Account or by such funds being on deposit in such account. Amounts (money or otherwise) in the Prepayment Account are not subject to the non-recourse provisions of Section 1.9 and may be seized and applied in payment of the Loans and interest thereon notwithstanding the provisions of said Section 1.9.

      1.8 No Reborrowing. Amounts repaid or prepaid hereunder may not be reborrowed.

      1.9 Non-Recourse. Subject to the provisions of the following sentence, Borrower is not and shall not become personally liable for the payment of the principal, interest or any other amount due under this Note nor shall any monetary judgment be sought or secured against Borrower with respect thereto, it being the intention of Lender and Borrower that (except as set forth in the next sentence) the only recourse of the holder of this Note in the satisfaction of the principal of this Note and such interest and other amounts payable hereunder shall be under the Guarantee Agreement (to the extent provided therein) and against the Collateral (as hereafter defined). The foregoing provisions shall not relieve Borrower for any personal liability for (x) any Enforcement Expenses incurred after the maturity hereof (by acceleration or otherwise) if the enforcement of this Note or judicial or non-judicial foreclosure proceedings with respect to any of the Collateral is challenged or opposed by Borrower, Guarantor or any Person acting on behalf of either, (y) any Specified Expenses, or (z) any damages the holder of this Note may incur as a direct result of (i) any fraud by any Loan Party relating to any of the Collateral or any of the transactions contemplated by this Note or any of the other Executed Documents,
(ii) the misapplication of any funds that may come into any Loan Party's possession or control that arise from a Transfer of any of the Collateral or which constitute funds required to be paid to Lender pursuant to Section 1.6 hereof, (iii) any breach of any representation or warranty contained in Section 4.1-4.6 (inclusive) or Section 4.9-4.12 (inclusive) of this Note which has not been cured to Lender's satisfaction within 30 days after the earlier of the date on which (A) Lender gives Borrower notice thereof or (B) a Loan Party, or an officer of a Loan Party, obtains actual knowledge thereof, or (iv) any breach of any covenant contained in Section 5.3 or Section 6.2 of this Note.

                                       II
                            EURODOLLAR INTEREST RATE


      2.1 Determination of Rate of Borrowing. As soon as practicable after 11:00 a.m., New York time, on each Eurodollar Interest Determination Date, Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the rate of interest (before the addition of the 100 basis points thereto, as provided elsewhere in the Note) which shall be applicable to the Eurodollar Loan for the next succeeding Eurodollar Interest Period and shall promptly give notice thereof to Borrower in writing, by email or by telephone (confirmed in writing or by email).

      2.2 Rollovers. (a) If the Loans have not matured (by acceleration or otherwise), Borrower shall have the option, upon at least three Business Days' prior written notice or telephone notice confirmed in writing (each, a "Notice of Conversion"), to convert (x) on the last day of the Eurodollar Interest Period with respect to the existing Eurodollar Loan and (y) on any Business Day following the third Business Day after delivery of a Notice of Conversion with respect to a Base Rate Loan, the entire outstanding principal amount of the Loans (less the amount of any repayment thereof timely notified to Lender in accordance with the other provisions of this Note) into another Eurodollar Loan. Upon any such conversion the proceeds thereof will be applied directly to repay the outstanding principal amount of the Loans being converted.

      (b) If, three Business Days prior to the end of a Eurodollar Interest Period, Lender has not received a Notice of Conversion, then (unless Lender shall otherwise consent) Borrower shall be deemed to have delivered to Lender a Notice of Conversion directing that the Eurodollar Loan in respect of such Eurodollar Interest Period (less the amount of any repayment of such Eurodollar Loan timely notified to Lender in accordance with the other provisions of this
Note) be converted into another Eurodollar Loan with a Eurodollar Interest Period of three months (or such other, shorter period as Lender shall consider appropriate).

      2.3 Interest Period. Any request by Borrower for a Eurodollar Loan shall be accompanied by notice of the Available Eurodollar Interest Period requested by Borrower therefor. If the request for the Eurodollar Loan is not accompanied by a request for an Available Eurodollar Interest Period, said request by Borrower for a Eurodollar Loan shall be deemed a request by Borrower for a 3-month Eurodollar Interest Period or for such shorter Eurodollar Interest Period that Lender shall consider appropriate (unless Borrower and Lender shall have agreed otherwise with respect to such Eurodollar Loan). The determination of Eurodollar Interest Periods shall be subject to the following provisions:

            (i) The initial Eurodollar Interest Period for any Eurodollar Loan shall commence on the date of the making of such Eurodollar Loan (including the date of any conversion of Base Rate Loans into Eurodollar Loans) and each Eurodollar Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Eurodollar Interest Period expires.

            (ii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall expire on the next succeeding Business Day; provided, however, that if any such Eurodollar Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Interest Period shall expire on the next preceding Business Day.

            (iii) No Eurodollar Interest Period in respect of the Loan shall extend beyond the Scheduled Maturity Date.

            (iv) Unless otherwise agreed to by Lender (orally or in writing):
      (x) Borrower may not designate more than one Eurodollar Interest Period for Eurodollar Loans to be in effect at any one time, and (y) no Eurodollar Loan shall be made or maintained if the principal amount thereof is less than $5,000,000 (or such lesser principal amount of Loans as shall then be outstanding, but in no event less than $500,000).

      2.4 Unavailability. If Eurodollar loans are unavailable (x) generally in the Eurodollar market or (y) for any Permitted Reason, then (notwithstanding any contrary provision hereof) Lender may at any Scheduled Rollover Date (or prior thereto, if the maintenance of such Loan as a Eurodollar Loan is no longer permitted) convert the then-existing Eurodollar Loans into Base Rate Loans and promptly notify Borrower thereof.

      2.5 Breakage. Borrower agrees to compensate Lender, upon written request (which request shall set forth the basis for requesting such amounts and the detailed calculations used to figure the additional compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any reasonable loss sustained by Lender in connection with the re-employment of such funds), which Lender may sustain: (i) if for any reason (other than a default by Lender) a borrowing of or conversion to any Eurodollar Loan does not occur on the date specified therefor in an oral or written notice of borrowing or Notice of Conversion (whether or not withdrawn),
(ii) if any prepayment, repayment or conversion of any Eurodollar Loan occurs on a date other than its Scheduled Rollover Date, (iii) if any prepayment or repayment of any Eurodollar Loan is not made on any date specified in a notice thereof given by Borrower, or (iv) as a consequence of any Default by Borrower hereunder.

                                      III
                                   DEFINITIONS

      3.1 Certain Phrases. All references to Articles and Sections in this Note or in any schedule, exhibit or annex hereto shall be deemed references to Articles and Sections in this Note unless otherwise specified. Phrases such as "hereof" and "herein" refer to the entire Agreement and not just the section or other portion in which said reference appears. As used in this Note, the terms "including," "including without limitation" and "such as" (and like terms) are illustrative and not limitative.

      3.2 Defined Terms. Terms used in this Note which are defined below shall have the meanings specified below (unless otherwise defined or the context shall otherwise indicate) and shall include in the singular number the plural and in the plural number the singular. References to any gender shall include all genders.

      "Accepted" shall mean, with respect to a Preferred Shareholder, that such Person has validly tendered shares of New Preferred Stock held by such Person to the Exchange Agent pursuant to and in accordance with the Exchange Offer and has not withdrawn such shares. "Accept" shall have a correlative meaning.

      "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse, children, siblings and in-laws) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings "controlled by" and "under common control" and the like) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Unless otherwise specified (and notwithstanding the preceding sentence), when used with respect to (x) the Loan Parties or (y) any Person with respect to which any Person in clause (x) is a Subsidiary, "Affiliate" shall not include any member of the Drive Group.

      "Applicable Law" shall mean any Law of any Government Authority, whether domestic or foreign, to which at the relevant time the Person in question is subject or by which it or any of its property is bound.

      "Available Eurodollar Interest Period" shall mean, subject to availability, a 1, 3, 6 or 9-month period, or such other period as Lender and Borrower may agree to with respect to a particular Eurodollar Loan.

      "Bank Assignee" shall have the meaning provided for such term in Section
9.14 of this Note.

      "Bank of Scotland Prime Rate" shall mean, as of a particular date, the rate of interest established from time to time by BOS-US as its prime lending rate for U.S. domestic commercial loans in dollars, automatically fluctuating upward and downward with each such establishment by BOS-US without special notice to Borrower. Such rate is used by Lender and BOS-US for pricing some loans and is not necessarily the best rate of either.

      "Base Rate" shall mean, on any day, a fluctuating rate per annum which is the higher of (i) the Federal Funds Rate plus 1/2% p.a. (one-half of one percent per annum) or (ii) the Bank of Scotland Prime Rate. Any change in the interest rate resulting from a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the day on which such change becomes effective.

      "Base Rate Loan" shall mean the Loan during any period that it bears interest determined by reference to the Base Rate.

      "Borrower" - introductory paragraph.

      "BOS Group" shall mean HBOS and its consolidated Subsidiaries.

      "BOS-UK" shall mean The Governor and Company of the Bank of Scotland.

      "BOS-US" shall mean Bank of Scotland, BOS-UK's federal branch located in New York City.

      "Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York or the State of Texas or a day on which banking institutions chartered by the State of New York, State of Texas or the United States are legally required or authorized to close, and, when used in connection with LIBOR, shall mean a day on which deposits in Dollars may be dealt in on the London interbank market.

      "Charter Document" shall mean (i) with respect to a corporation: its certificate or articles of incorporation or association and its by-laws or comparable documents under non-US laws; (ii) with respect to a partnership: its partnership agreement, certificate of partnership (if a limited partnership) and its certificate of doing business under an assumed name (if a general partnership); and (iii) with respect to a limited liability company, its certificate of formation and limited liability company agreement or analogous documents; in each case, with such other similar documents as Lender shall request or specify.

      "CLC" - introductory paragraph.

      "Collateral" shall mean all property and rights, and interests therein, granted or purported to be granted as security to Lender pursuant to any of the Security Documents or Section 1.7 of this Note, whether granted before, on or after the date of this Note.

      "Common Stock" shall mean FC's shares of New Common Stock, par value $0.01 per share.

      "Current Loan Agreement" shall mean the Restated Loan Agreement.

      "Debt Distribution" shall mean all payments of principal, interest, premiums, penalties and the like made in respect of any Drive Debt.

      "Default" shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

      "Deposit Bank" shall mean BOS-US or such other Person satisfactory to Lender and Borrower.

      "Disclosure Letter" shall mean a letter, signed by Borrower and in form and substance satisfactory to Lender, delivered by Borrower to Lender on the date hereof and setting forth qualifications (to the extent consented to by Lender) to Borrower's representations and warranties contained in Article IV hereof.

      "Distributable Dividend" shall mean any Distribution by a Drive Entity other than a Tax Distribution.

      "Distribution" shall mean a dividend, distribution, redemption, return of capital to one's equity holders as such, or any like payment or payment which has the effect of any of the foregoing.

      "Dollars", "U.S. $", "$" and "U.S. dollars" shall mean the lawful currency of the United States of America.

      "Drive" shall mean Drive Financial Services LP, a Delaware limited partnership.

      "Drive Debt" shall mean any indebtedness of Drive incurred after the date hereof and payable to Funding or CLC, whether or not evidenced by notes or other instruments or otherwise.

      "Drive Entity" shall mean Drive or Drive-GP.

      "Drive-GP" shall mean Drive GP LLC, a Delaware limited liability company.

      "Drive Group" shall mean Drive, Drive-GP and their respective Subsidiaries, considered as a whole.

      "Drive Holdings" shall mean Drive Holdings LP, a Delaware limited partnership.

      "Drive Interests" shall mean (as applicable) Limited Partnership Interests, Membership Interests and/or Partnership Interests.

      "Drive-LP" shall mean Drive.

      "Enforcement Expenses" shall have the meaning provided for such term in
Section 9.1 of this Note.

      "Eurodollar Interest Period" shall mean, with respect to a Eurodollar Loan, the Available Eurodollar Interest Period (or such other period agreed to from time to time by Borrower and Lender with respect to a specific Eurodollar
Loan).

      "Eurodollar Interest Determination Date" shall mean the date as of which LIBOR is determined, which shall be two Business Days prior to the commencement of a Eurodollar Interest Period.

      "Eurodollar Loan" shall mean the Loan during any period that it bears interest determined by reference to LIBOR.

      "Event of Default" shall have the meaning provided for such term in
Article VII of this Note.

      "Exchange Agent" shall mean American Stock Transfer and Trust Company, the Person designated in the Offering Circular as the Person to whom shares of New Preferred Stock are to be delivered for exchange by Preferred Shareholders who Accept the Exchange Offer.

      "Exchange Offer" shall mean FC's offer to exchange each outstanding share of its New Preferred Stock for, at the election of each Preferred Shareholder, either (x) two shares of FC's Common Stock and $10.00 cash or (y) three shares of FC's Common Stock and $8.00 cash.

      "Executed Documents" shall mean this Note, the Guarantee Agreement, the Security Documents, each certificate delivered pursuant to the Funding Letter, and the Fee Letter. Each amendment to (or constituting part of) any Executed Document and each waiver or consent or extension of time executed in connection with any Executed Document shall be deemed to be an Executed Document for all purposes of this Note and the other Executed Documents.

      "FC" shall mean the Guarantor.

      "FC Group" shall mean the Guarantor and its Subsidiaries.

      "Federal Funds Rate" shall mean the rate of interest charged by banks with excess reserves at a Federal Reserve district bank to banks needing overnight loans to meet reserve requirements.

      "Fee Letter" shall mean that certain agreement dated as of November 29, 2002 among Lender, Guarantor and Borrower with respect to (among other things) amounts to be paid to Lender in consideration for it making the Loan to Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Funding" shall mean FirstCity Funding L.P., a Texas limited partnership.

      "Funding-GP" shall mean FirstCity Funding GP Corp., a Texas corporation.

      "Funding Letter" shall mean the letter agreement dated November 25, 2002 among Lender, Borrower and Guarantor setting forth the conditions required to be fulfilled to Lender's satisfaction (unless waived by Lender) before this Note was issued.

      "Government Authority" shall mean any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guarantee" shall mean by any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness for Borrowed Money or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness for Borrowed Money or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness for Borrowed Money or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Guarantee Agreement" shall mean that certain guarantee agreement dated as of November 29, 2002 executed by Guarantor in favor of Lender, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Guarantor" shall mean FirstCity Financial Corporation, a Delaware corporation.

      "HBOS" shall mean HBOS plc, a Scottish registered company.

      "Immediate Family" shall mean, with respect to any individual, his or her spouses, past or present, children, parents and siblings, and any of the spouses of any such children, parents or siblings, past or present, in all cases whether related by blood, by adoption or by marriage.

      "Indebtedness for Borrowed Money" shall mean (without duplication) (i) all indebtedness of (including, without limitation, all indebtedness assumed by) a Person in respect of money borrowed (including, without limitation, the unpaid amount of the purchase price of any property, incurred for such purpose in lieu of borrowing money or using available funds to pay said amount, and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business), or evidenced by a promissory note, bond, debenture or other like obligation to pay money, and including indebtedness under banker's acceptances and with respect to letters of credit, (ii) net obligations under interest rate swap, hedges, caps or similar contracts, or currency exchange or currency risk avoidance agreements, and (iii) all obligations of (including, without limitation, all obligations assumed by) a Person (x) constituting a capitalized lease obligation of such Person, or (y) constituting a Guarantee by such Person.

      "Indemnified Parties" shall have the meaning provided for such term in
Section 9.5 of this Note.

      "Insolvency Event" shall mean the occurrence of any of the following:
Borrower shall make an assignment for the benefit of, or composition with, creditors or shall become insolvent or be unable, or generally fail, to pay its debts when due; or any bankruptcy, insolvency or other proceeding for the relief of financially distressed debtors shall be commenced with respect to Borrower, or a receiver, liquidator, custodian or trustee shall be appointed for Borrower or a substantial part of its assets, and, if any of the same shall occur involuntarily as to Borrower, it shall not be dismissed, stayed or discharged within 60 days; or if any order for relief shall be entered against Borrower under Title 11 of the United States Code entitled "Bankruptcy" (or any successor title or statute); or Borrower shall take any action to effect, or which indicates its acquiescence in, any of the foregoing.

      "Intercreditor Agreement" shall mean that certain intercreditor agreement dated as of November 29, 2002 among Lender, the agent for Lenders under the Current Loan Agreement and the agent for Lenders under the Portfolio Acquisition Loan Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Law" shall mean (a) any administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, judgment, order, ordinance, proclamation, regulation, requirement, rule, statute, or writ of any Government Authority; (b) the common law; or (c) any arbitrator's or referee's award or decision

      "Lender" - introductory paragraph.

      "LIBOR" shall mean, for each Eurodollar Interest Period, (x) the per annum rate of interest at which U.S. Dollar deposits in the amount of the outstanding principal balance of the Loan are or would be offered for such Eurodollar Interest Period in the London interbank market at 11:00 A.M. London time two Business Days prior to the start of such Eurodollar Interest Period by Lender to prime banks and, in case of variations in rates, the arithmetic average thereof rounded upward if necessary to the nearest 1/16th of 1% calculated by Lender, divided (and rounded upward to the nearest 1/16 of 1%) by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves required by Applicable Law) applicable to any member bank of the Federal Reserve System in the United States in respect of Eurocurrency funding or liabilities.

      "Lien" shall mean any mortgage, deed of trust, security deed, pledge, security interest, encumbrance, lien or other charge of any kind or any other agreement or arrangement having the effect of conferring security (including any agreement to give any of the foregoing, any assignment or lease in the nature thereof, and any conditional sale or other title retention agreement), any lien arising by operation of law, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

      "Limited Partnership Interests" shall mean Partnership Interests held by limited partners of Drive in their capacity as limited partners.

      "Loan" shall mean the loan evidenced by this Note.

      "Loan Agreements" shall mean the Current Loan Agreement and the Portfolio Acquisition Loan Agreement.

      "Loan Documents" shall mean, individually and collectively, the Executed Documents, the Funding Letter, the UCC financing statements filed in connection with the Collateral, and all other instruments and agreements executed in connection herewith and therewith, in each case as amended, supplemented or otherwise modified from time to time. Without limiting the generality of the foregoing, each amendment to (or constituting part of) this Note or any other Loan Document and each instrument and agreement (including, without limitation, waivers) executed in connection with any Loan Document shall be deemed to be a Loan Document for all purposes of the Agreement and the other Loan Documents.

      "Loan Parties" shall mean Borrower, Guarantor, Funding and Funding-GP.

      "Membership Interests" shall mean the membership interests in Drive-GP described in the Operating Agreement.

      "MG Entity" shall mean, individually and collectively, MG-LP, MG-LLC or any Management Member (in each case as defined in the Shareholders Agreement).

      "Net Proceeds", as applied to any Transfer of Drive Interests that are owned beneficially by any member of the FC Group or of record by any member of the FC Group other than Funding, shall mean all proceeds received by or on behalf of Funding or a member of the FC Group in connection with such Transfer after deduction of all fees and expenses paid in connection with the transaction.

      "New Preferred Stock" shall mean FC's New Preferred Stock, par value $0.01 per share.

      "Note" shall mean this Note, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 9.12 hereof.

      "Notice of Conversion" shall have the meaning provided for such term in
Section 2.2 of this Note.

      "Offering Circular" shall mean the prospectus (in preliminary or definitive form) and related material sent by or on behalf of FC to Preferred Shareholders from time to time in connection with the Exchange Offer.

      "Operating Agreement" shall mean the Third Amended and Restated Limited Liability Company Agreement of Drive-GP dated as of August 18, 2000, as amended, supplemented or otherwise modified from time to time.

      "Overnight Rate" shall mean, for each day on which monies remain overnight in the Prepayment Account, the rate per annum that the Deposit Bank receives on such day on overnight deposits in an amount equal to the amount at the time in the Prepayment Account, the determination of such rate by the Deposit Bank to be conclusive.

      "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Drive dated as of August 18, 2000, as amended, supplemented or otherwise modified from time to time.

      "Partnership Interests" shall mean the partnership interests in Drive described in Drive's Partnership Agreement.

      "Past-Due Rate" shall have the meaning provided for such term in Section
1.3 hereof.

      "Permitted Collateral Liens" shall mean Liens in favor of a member of the BOS Group or granted as security for the obligations to the lenders under either of the Loan Agreements.

      "Permitted Reasons" shall mean (x) the requirements of Regulation D, (y) any change after the date hereof in any other applicable law or governmental rule, regulation or order (or any interpretation thereof and including the enactment of any new law or governmental rule, regulation or order) or (z) other circumstances affecting Lender or the interbank Eurodollar market or the position of Lender in such market (such as for example but not limited to a change in official reserve requirements or increased capital reserves required or imposed by any regulatory authority or entity (domestic or foreign) having jurisdiction over or with respect to Lender to the extent not provided for in clause (x) above), LIBOR shall not represent the effective pricing to Lender for U.S. dollar deposits of comparable amounts to the Eurodollar Loan in question for the relevant period;

      "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, an association, a sole proprietorship, and a government or any department or agency thereof.

      "Pledge Agreement" shall mean that certain Stock Pledge Agreement dated as of November 29, 2002, between the pledgors party thereto and Lender, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Pledged CLC Shares" shall mean the capital shares of CLC pledged to Lender pursuant to the Pledge Agreement.

      "Pledged Funding-GP Shares" shall mean the capital shares of Funding-GP pledged to Lender pursuant to the Pledge Agreement.

      "Portfolio Acquisition Loan Agreement" shall mean that certain term loan and revolving credit loan agreement entered into prior to or substantially contemporaneously with the execution of this Note to which BOS-US (as lender) and FC (as borrower) are party, as such agreement is amended, supplemented or otherwise modified from time to time.

      "Preferred Shareholders" shall mean holders of the New Preferred Stock.

      "Prepayment Account" shall have the meaning provided for such term in
Section 1.7 hereof.

      "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System.

      "Relevant Agreement" shall have the meaning provided for such term in
Section 4.6 hereof.

      "Restated Loan Agreement" shall mean the Amended and Restated Loan Agreement with FC as borrower, BOS-UK and Lender as lenders, and BOS-US as agent for such lenders, as such agreement may from time to time be amended, supplemented or otherwise modified, which on the date hereof amended and restated the Amended and Restated Loan Agreement dated as of December 20, 1999 with FC.

      "Scheduled Maturity Date" - introductory paragraph.

      "Scheduled Rollover Date" shall mean, with respect to a Eurodollar Loan, the last day of the Eurodollar Interest Period for that Eurodollar Loan.

      "Security Agreement" shall mean that certain Collateral Assignment of Partnership and LLC Interests dated as of November 29, 2002 between Borrower and the assignors listed in Annex 1 thereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

      "Security Documents" shall be the collective reference to (x) the Pledge Agreement, the Security Agreement and Section 1.7 of this Note, (y) each agreement entered into after the date hereof pursuant to which Collateral is intended to be granted, directly or indirectly, to Lender, and (z) all amendments, supplements or other modifications to such agreements and sections or replacements thereof.

      "Shareholders Agreement" shall mean the Agreement Among Members dated as of August 18, 2000, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

      "Specified Expenses" shall mean amounts payable by Borrower under Sections
2.5 (other than as a result of the maturity of the Loan by acceleration), 9.5,
9.6 and 9.7 hereof.

      "Specified Percentage" shall mean (x) a fraction (i) the numerator of which is 20% and (ii) the denominator of which is the percentage of all outstanding Drive-GP Membership Interests at the time of computation owned of record by members of the FC Group, multiplied by (y) 100.

       "Subsidiary" of any Person shall mean any other firm, corporation, limited liability company, partnership, trust or other unincorporated organization or association or other enterprise, more than 50% of the indicia of equity rights (whether capital stock or otherwise) of which is at the time owned, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries. Unless otherwise indicated, references to Subsidiaries shall refer to Subsidiaries of Guarantor.

      "Tax Distribution" shall mean a Distribution made pursuant to Section 2.7 of the Shareholders Agreement to the extent that it is reinvested in Drive pursuant to Section 4.7 of the Shareholders Agreement.

      "Taxes" shall have the meaning provided for such term in Section 8.3 of this Note.

      "Transfer" shall mean any sale, conveyance, lease or other disposition (and "Transferred", "Transferring" and other variations thereof shall have correlative meanings).

      "UCC" shall have the meaning provided for such term in Section 4.12 of this Note.

      "written", "in writing" and other variations thereof shall mean any form of written communication or a communication by means of telecopier.

                                       IV
                         REPRESENTATIONS AND WARRANTIES

      Borrower hereby represents and warrants the following to Lender, which representations and warranties shall survive the execution and delivery of this
Note:

      4.1 Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in Texas. Each of Borrower and Funding-GP is a corporation duly organized, validly existing and in good standing under the laws of Texas. Funding is a partnership duly organized, validly existing and in good standing as a limited partnership under the laws of Texas.

      4.2 Due Execution. Each of the Executed Documents has been duly executed and delivered on behalf of the Loan Party or Loan Parties party thereto and constitutes the legal, valid and binding obligations of such Persons enforceable in accordance with their respective terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      4.3 Consents. No consent of any Person not yet obtained and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Government Authority (in each case other than such as have been made or received, as the case may be) is required in connection with the execution, delivery and performance by any Loan Party, or the validity or enforceability against any Loan Party, of any of the Executed Documents to which such Person is a party.

      4.4 Collateral. All of the Pledged CLC Shares and the Pledged Funding-GP Shares have been duly authorized and validly issued and are fully paid and non-assessable.

      4.5 Investment Company Act. Neither Borrower or Guarantor nor the issuance of this Note or the Guarantee Agreement is subject to any of the provisions of the Investment Company Act of 1940. Neither Guarantor nor Borrower is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for Borrowed Money.

      4.6 Compliance with Other Instruments. Neither the execution, delivery or performance of any of the Executed Documents nor the consummation of the transactions therein contemplated, nor compliance with the terms and provisions thereof, contravenes any Applicable Law or conflicts with or results in any breach of, any of the terms, covenants, conditions or provisions of, or constitutes a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Collateral Liens) upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust or other agreement to which such Loan Party is a signatory or by which it is bound or to which it may be subject (any such indenture, mortgage, deed of trust or other agreement, a "Relevant Agreement") or violates any provision of its Charter Documents, except (with respect to Relevant Agreements) any conflict or breach which could not reasonably be expected to (i) a materially and adversely affect the business, properties, operations, prospects or condition (financial or otherwise) of the relevant Loan Party, or (ii) affect in any way any of the Collateral or any of the Liens granted under any of the Executed Documents or the enforceability of any of the Loan Documents.

      4.7 Exchange Offer. (a) The Exchange Offer complies with all Applicable Law in all material respects.

      (b) Those portions of the Offering Circular which purport to describe the provisions of any written agreement between FC (or any affiliate thereof) and Lender (or any affiliate thereof) are accurate in all material respects.

      (c) The Offering Circular does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that neither Guarantor nor Borrower shall be responsible for any information regarding any member of the BOS Group which was supplied by BOS-US or Lender in writing for inclusion in the Offering Circular (and stating that it has been supplied for such purpose).

      4.8 Margin Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

      4.9 Proceeds. The proceeds of the Loans are being used solely as follows:
(i) to pay the cash portion of the purchase price required to be paid to those Preferred Shareholders who Accept the Exchange Offer, and (ii) the balance, in repayment of indebtedness outstanding under the Current Loan Agreement.

      4.10 Ownership Percentages. (a) CLC owns 79.2% of record, and 80% beneficially, of the equity interests in Funding. CLC owns, of record and beneficially, 80% of the capital stock of Funding-GP. Funding conducts no business or activities other than being a limited partner of Drive. Funding-GP is the sole general partner of Funding. Funding-GP conducts no business or activities other than being the sole general partner of Funding.

      (b) CLC owns 31% of the membership interests in Drive-GP. Funding owns 35.9269125% of the partnership interests of Drive.

      (c) The partnership interests of Funding are owned of record as follows:
79.2% by CLC, a limited partner; 19.8% by Drive Holdings, a limited partner; and 1% by Funding-GP, its sole general partner. 80% of the outstanding capital stock in Funding-GP is owned of record by CLC and 20% of the outstanding capital stock in Funding-GP is owned of record by Drive Holdings.

      4.11 Capital Structure. (a) The aggregate number of shares of New Preferred Stock outstanding on the Business Day immediately prior to the date of this Note was 1,222,901.

      (b) There has been no amendment to the partnership agreement of Funding or the certificate of incorporation of Funding-GP, effective after August 25, 2000. None of the equity interests held by CLC in Funding, Funding-GP or Drive-GP is subject to any preemptive or similar rights (except as may be set forth in the Shareholders Agreement). All of the issued and outstanding Membership Interests and Partnership Interests held by any of the Loan Parties were issued in compliance with Applicable Law and not in violation of any preemptive or similar rights.

      (c) All of the Collateral is free and clear of any Liens (other than (x) restrictions on transfer of Drive Interests imposed by the Shareholders Agreement and (y) Permitted Collateral Liens).

      4.12 Security Documents. Each Security Document grants a security interest or lien in the properties or rights intended to be covered thereby (the "Collateral") which security interest or lien (i) constitutes a valid and enforceable security interest under the Uniform Commercial Code of the State by which such Security Document is governed (as applicable, the "UCC"), (ii) is entitled to all of the rights, benefits and priorities provided by the UCC, and
(iii) when such Security Documents or financing statements with respect thereto are filed and recorded as and to the extent required by the UCC, will be superior and prior to the rights of all third Persons now existing or hereafter arising, except as may otherwise be provided in the Intercreditor Agreement. Except as set forth in clause (iii) aforesaid, (x) all such action as is necessary in law has been taken to establish and perfect the security interest of Lender in the Collateral and to entitle Lender to exercise the rights and remedies provided in each of the Security Documents and the UCC, and (y) no filing, recording, registration or giving of notice or other action is required in connection therewith except such as has been made or given.

Each of the foregoing representations and warranties which is qualified to the extent set forth in the Disclosure Letter is hereby qualified, for all purposes of this Note, by the qualifications (if any) set forth in the Disclosure Letter.

                                       V
                              AFFIRMATIVE COVENANTS

      For so long as Borrower has any obligation to Lender hereunder or under any of the other Loan Documents, Borrower hereby agrees as follows:

      5.1 Information. Guarantor and Borrower shall furnish to Lender, with reasonable promptness, such information with respect to the Collateral and the business, properties, operations, prospects or condition (financial or otherwise) of Guarantor, Borrower, Funding or Funding-GP as Lender may from time to time reasonably request.

      5.2 Notice of Default. Forthwith upon Guarantor or Borrower obtaining actual knowledge of the existence of an Event of Default, Borrower will notify Lender in writing thereof, specifying the nature thereof, the period of existence thereof, and what action the affected Loan Party proposes to take with respect thereto.

      5.3 Pledged Notes. No later than four Business Days after delivery by any Drive Entity of any promissory note payable to a member of the FC Group, Borrower shall deliver same to Lender, duly endorsed in blank by the payee thereof as collateral pledged to Lender pursuant to the Pledge Agreement and (to the extent requested by Lender) enter into an appropriate amendment to such pledge agreement to indicate that such note is pledged thereunder.

      5.4 Dividend. Borrower shall cause Funding, within fifteen Business Days of the receipt by Funding of (i) any Net Proceeds from any Transfer of any Drive Interests owned of record or beneficially by Borrower or Guarantor, or (ii) any Debt Distribution or Distributable Dividend, to dividend or otherwise transfer such Net Proceeds to Borrower.

      5.5 Further Assurances. Guarantor and Borrower will, and will cause each of their respective Subsidiaries which is granting a Lien to Lender under a Security Document to, make, execute or endorse, and acknowledge and deliver or file, all such vouchers, invoices, notices, and certifications and additional agreements, undertakings, conveyances, transfers, assignments, or further assurances, and take any and all such other action, as Lender may from time to time deem necessary or proper in connection with this Note, the obligations of the Loan Parties hereunder or under any of the other Loan Documents, or for the better assuring and confirming unto Lender all or any part of the security for the Loan.

                                       VI
                               NEGATIVE COVENANTS

      For so long as Borrower has any obligation to Lender hereunder or under any of the Loan Documents, Borrower hereby agrees as follows:

      6.1 Liens. No Loan Party will contract, create, incur, assume or suffer to exist any Lien upon or with respect to, or by transfer or otherwise subject to the prior payment of any indebtedness, any of the Collateral, or permit any of its Subsidiaries so to do, except (i) Permitted Collateral Liens, and (ii) restrictions on transfer of Drive Interests imposed by the Shareholders Agreement.

      6.2 Transfers. Neither Borrower nor Guarantor shall Transfer (or permit any Subsidiary to Transfer) (x) any equity interest held by it (beneficially or of record) in any Drive Entity or Loan Party, or (y) any other Collateral, other than (in each of the foregoing cases) to Lender; provided that the foregoing provisions of this Section 6.2 shall not prohibit (i) any Transfer of Drive Interests pursuant to Section 3.3 or 3.4 of the Shareholders Agreement if and to extent that that portion (if any) of the proceeds of such Transfer required to be paid to Lender pursuant to the terms of the Fee Letter is so paid, or (ii) the Liens granted to members of the BOS Group (and their transferees and assigns, if any) under the Loan Agreements.

                                      VII
                                EVENTS OF DEFAULT

      Upon the occurrence of any of the following specified events (each an "Event of Default"):

      7.1 Non-Payment. Borrower shall default in the due and punctual payment of
(i) any principal, or (ii) any interest or other amount payable under this Note and such default shall continue unremedied for a period of five (5) days, or
(iii) Borrower or any other Loan Party shall default in the due and punctual payment of any amount payable under any other Executed Document and such default shall continue unremedied for any applicable cure period specified with respect thereto in such Executed Document; or

      7.2 Representations. Any representation or warranty made by any Loan Party herein or in any of the other Loan Documents shall be breached or shall prove to be untrue in any material respect on the date as of which made; or

      7.3 Negative Covenants. Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Section 5.2, 5.3, 5.4 or Article VI hereof; or

      7.4 Affirmative Covenants. Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Note (other than those referred to in Sections 6.1 or 6.2 above) and such default (which shall be capable of cure) shall continue unremedied for a period of 30 days after the earlier of the date on which (x) Lender gives Borrower notice thereof or (y) Borrower or Guarantor, or an officer of Borrower or Guarantor, obtains actual knowledge thereof; or

      7.5 Other Obligations. Any Indebtedness for Borrowed Money of any Loan Party (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period; or

      7.6 Insolvency. An Insolvency Event shall occur with respect to any Loan Party; or

      7.7 Security Documents. The breach by any Loan Party of any term or provision of any Security Document to which such Loan Party is a party, which default in the judgment of Lender is material; or if any Security Document is at any time not in full force and effect; or any of the Security Documents shall fail to grant the Lien and security interest purported to be created thereby; or the Guarantor shall assert that it is not liable as a guarantor under the Guarantee Agreement; or

      7.8 Loan Agreements. An "Event of Default" (as defined therein) shall occur under the Portfolio Acquisition Loan Agreement or the Current Loan Agreement which (if capable of cure) has not been cured;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Lender may by written notice to Borrower declare the principal of and accrued interest on the Loan to be, whereupon the same shall forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided that if any Event of Default described in Section 7.6 hereof shall occur with respect to Borrower or the Guarantor, the result which would otherwise occur only upon the giving of written notice by Lender to Borrower as herein described shall occur automatically, without the giving of any such notice. With respect to Events of Default under Sections 7.5 and 7.8, Borrower and Lender acknowledge and agree that no termination of any relevant loan agreement or other governing document or instrument, nor any amendment or other modification (directly or indirectly) thereof by any parties thereto, nor any waiver, consent, rescission or other action by any of such parties shall cure, terminate, eliminate, rescind or otherwise affect the existence of any such Event of Default or (with respect to said Section 7.5) any acceleration, it being understood and agreed that only a proper, written waiver or (if applicable) consent signed by Lender shall suffice to waive any such Event of Default or rescind any such acceleration for purposes of this Agreement.


                                      VIII
                                    PAYMENTS

      8.1 Time and Place of Payments. All payments by Borrower to Lender hereunder shall be made prior to 12:00 noon (New York City time) on the date such payment is due and shall be made to the Lender in New York City at 565 Fifth Avenue, New York, New York 10017 or at such other location as Borrower is notified of in writing by the holder of this Note. Payments received by Lender after 12:00 noon (New York City time) shall be deemed to have been received on the next succeeding Business Day.

      8.2 Application of Payments. Unless otherwise specifically provided herein, all payments under or pursuant to, or in satisfaction of, any of Borrower's obligations under this Note (including any received in connection with the foreclosure upon or other realization on any Collateral) shall be applied in the following order of priority: (i) to any amounts not otherwise listed in this paragraph then due and payable hereunder or under the Security Documents to which Borrower is a party, (ii) to any interest hereunder then due and payable, (iii) to any principal amount then due hereunder; and (iv) to any amounts not then due hereunder (including principal and accrued interest thereon, first to accrued interest and thereafter to the balance of the principal).

      8.3 Amount of Payments. All payments hereunder shall be made in freely transferable U.S. dollars and in immediately available funds without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after (i) withholdings for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (other than such taxes referred to in clause (ii) below) on or measured by the net income of Lender pursuant to the income tax laws of the jurisdiction where Lender's principal or lending office or offices are located (collectively, the "Taxes") and (ii) deduction of an amount equal to any taxes on or measured by such net income payable by Lender with respect to the amount by which the payments required to be made by this paragraph exceed the amount otherwise specified to be paid under this Note) shall not be less than the amounts otherwise specified to be paid under this Note. A certificate of Lender as to additional amounts due under this paragraph shall, absent manifest error, be final, conclusive and binding on Borrower. With respect to each deduction or withholding for or on account of any Taxes, Borrower shall promptly furnish to Lender such certificates, receipts and other documents as may be required (in the judgment of Lender) to establish any tax credit to which Lender may be entitled.

      8.4 Waiver of Presentment. Except to the extent required by any Applicable Law which cannot be waived, Borrower waives presentment, demand, protest or notice of any kind in connection with this Note.

                                       IX
                                OTHER PROVISIONS

      9.1 Enforcement Expenses. Borrower agrees to pay to the holder hereof, on demand, all costs and expenses (including legal fees) incurred in connection with the enforcement and collection of this Note, including legal fees in bankruptcy and judicial and non-judicial foreclosure proceedings (such costs, expenses and fees, collectively, "Enforcement Expenses").

      9.2 Reserves. In the event that reserves or special deposits must be maintained with any regulatory authority or entity having jurisdiction over or with respect to Lender in connection with the making or continuation of any Loan (including without limitation, any applicable reserve or similar requirements against assets held by, or deposits in or to the account of, or advances by, Lender), in compliance with any Applicable Law or governmental regulation, guideline, order or request whether or not having the force of law, Borrower agrees to pay Lender, and hold Lender harmless from and against, the cost (including, without limitation, the amount of any charge imposed on Lender by any such regulatory authority or entity in connection with the imposition of such reserves) of acquiring and/or maintaining such reserves. A certificate of Lender as to the amount required to be paid by Borrower under the preceding sentence and showing in reasonable detail the basis for the calculation thereof shall, absent manifest error, be final and conclusive (it being understood that in no event shall Lender be required to disclose in such certificate or otherwise any non-public information).

      9.3 Delay. No failure or delay by Lender in exercising any right, power or privilege under this Note or any other Loan Document, and no course of dealing between Borrower or any other Loan Party and Lender shall operate as a waiver thereof; nor shall any exercise or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other further exercise thereof or the exercise of any other right, power or privilege. The remedies provided are cumulative and not exclusive of any remedies provided by law. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

      9.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default hereunder Lender is hereby authorized at any time and from time to time, without notice to Borrower or to any other person or entity, any such notice being hereby expressly waived by Borrower, to setoff and to appropriate and apply any and all general deposits and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Lender under this Note and the other Loan Documents, irrespective of whether or not Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The provisions of this Section 9.4 shall not apply to any obligations which are otherwise non-recourse to Borrower pursuant to Section 1.9 hereof.

      9.5 Indemnification. Borrower agrees to indemnify, pay and hold harmless Lender and its Affiliates and any Bank Assignee and their respective present and future officers, directors, employees and agents (collectively, the "Indemnified Parties") from and against all liability, losses, damages and expenses (including, without limitation, reasonable legal fees and expenses) arising out of, or in any way connected with, or as a result of (i) the execution and delivery of this Note or any of the other Loan Documents or the documents or transactions contemplated hereby and thereby or the performance by Lender and Borrower (and, if any other parties, such other parties) of their respective obligations hereunder and thereunder or relating thereto; or (ii) any claim, action, suit, investigation or proceeding (in each case, regardless of whether or not the Indemnified Party is a party thereto or target thereof) in any way relating to (A) any Collateral, or (B) Borrower, any other Loan Party or Subsidiary or any Affiliate of any of the foregoing in connection with any of the transactions contemplated by this Note or any of the other Loan Documents; provided that Borrower shall not be liable to any Indemnified Party hereunder for (x) any portion of such liabilities, losses, damages and expenses sustained or incurred as a direct result of the gross negligence or willful misconduct of Lender if such gross negligence or willful misconduct is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction, or (y) any portion of such liabilities, losses or damages payable to any MG Entity in connection with any claims brought by any of them (or any expenses incurred in connection therewith) to the extent that neither Borrower nor any other member of the FC Group was in any way responsible therefor; and provided further the foregoing indemnities are not for the benefit of any MG Entity and no MG Entity shall be considered an "Indemnified Party," regardless of the capacity in which such Person shall seek indemnification or to be considered such a party. No investigation performed by or on behalf of Lender or any of its Affiliates (or by any officer, director, employee or agent of any of the foregoing), nor any information possessed by any such Person, shall affect any representation or warranty made in this Note or any other Loan Document (unless expressly addressed in such representation or warranty) by any Loan Party or limit the scope of any such representation or warranty or in any way limit any liability of any Person under this Section 9.5.

      9.6 Expenses. Borrower shall pay all out-of-pocket costs and expenses of Lender and its Affiliates incurred in connection with (x) the preparation, execution, delivery, filing and recording of, and (y) the amendment (including any waiver or consent), modification, and enforcement of or preservation of any rights under, this Note, the other Loan Documents, the making and repayment of the Loans, and the maintenance and operation of the Prepayment Account, and the payment of all interest and fees, including, without limitation, (A) the fees and expenses of Sullivan & Worcester, counsel for Lender, and any special or local counsel retained by Lender or its Affiliates, (B) the fees and expenses of other external third parties (including without limitation KPMG) retained by Lender or its Affiliates, (C) all stamp, filing and other similar taxes, fees or charges (including interest and penalties, if any), which may be payable in connection with the Loan Documents or the issuance of this Note, and
(D) all finder's and broker's fees (if any are claimed by third parties) in connection with the transactions contemplated by this Note and the other Loan Documents.

      9.7 Capital Adequacy. The provisions of Section [3.4](1) of the Restated Loan Agreement (together with the definitions, as used in such agreement, of all capitalized terms used in said section, except as set forth in clauses (i)-([v]) below), in each case as in effect on the date hereof and as amended with the consent of Lender from time to time, are incorporated in this Section 9.7 by reference as fully as if set forth in this Section 9.7 in their entirety, except that references therein (or in any related definition) to:

      (i)  "Borrower" shall be deemed references to Borrower;

      (ii) "Lender", "Lenders", "a Lender", "any Lender", "each Lender", "Agent" or the like shall be deemed references to Lender;

      (iii) "Agreement", "hereunder" or like references shall be deemed references to this Note;

      (iv) "Loan Documents" shall be deemed references to the Loan Documents;
and

      (v) "its Bosque Loan Commitment, Loans, Existing Loans, its commitments or other obligations under the Existing Agreement" shall be deemed references to the Loan.

If at any time no loans are outstanding under the Restated Loan Agreement, then references to the foregoing incorporated section and definitions may, if Lender so notifies Borrower in writing, be deemed a reference to the substantively comparable section(s) in the Portfolio Acquisition Loan Agreement, mutatis mutandis.

      9.8 Survival. All obligations provided for in this Section 9.8 and Sections 2.4, 2.5, 8.3, 9.5, 9.6 and 9.7 shall survive any termination of this Note and the payment in full of the Loans.

      9.9 Record Keeping. Absent manifest error, the outstanding principal balance and accrued interest under this Note at any time shall be determined as shown in records made by Lender in accordance with manual, computerized, electronic or other record-keeping systems used from time to time by Lender or any Bank Assignee.

      9.10 Domicile. The Loans may be made, maintained or transferred by Lender to or for the account of any of its branch or other offices or any of its subsidiaries or Affiliates.

      9.11 Headings. Headings herein are for convenience of reference only and shall not be used in the interpretation of this Note.

      9.12 Amendments. (a) Except as may otherwise be specified herein, no provision of this Note may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by

--------
    (1) The bracketed section reference in this Section 9.7 is to the current draft of the Restated Loan Agreement. This cross-reference may change in the executed Note so that it cross-references to the substantive provisions of the section to which it is intended to refer.

Lender and Borrower, except that waivers of provisions relating to a Loan Party's performance or non-performance of its obligations hereunder or thereunder need not be signed by Borrower. Any such change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.

      (b) THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG BORROWER, GUARANTOR AND LENDER WITH RESPECT TO THE MATTERS COVERED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      (c) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      9.13 Notices. Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon Borrower or Lender under this Note or the other Loan Documents shall be deemed to have been duly given or made when delivered (if sent by Federal Express or other similar overnight delivery service), or three days after mailing (when mailed, postage prepaid, by registered or certified mail, return receipt requested), or (in the case of telex, telegraphic, telecopier or cable notice) when delivered to the telex, telegraph, telecopier or cable company, or (in the case of telex or telecopier notice sent over a telex or telecopier owned or operated by a party hereto) when sent; in each case addressed as follows: (i) if to Lender, at 565 Fifth Avenue, New York, New York 10017 (Attention: President), fax: 212/883-6610, and (ii) if to Borrower, at its address specified with its signature below (Attention:
President or Legal Department), fax: 254/751-7725, or to such other addresses or telecopier numbers as Lender or Borrower may hereafter specify to the others in writing, provided that communications with respect to a change of address shall be deemed to be effective when actually received.

      9.14 Benefits of Agreement. This Note shall be inure to the benefit of and be enforceable by Lender and its successors and assigns, and, in particular, shall inure to the benefit of the holders from time to time of this Note. In furtherance of the foregoing, Lender shall be entitled at any time to grant participations in or assign, sell or otherwise transfer the whole or any part of its rights and/or obligations under this Note and the other Loan Documents to any Person; provided that prior to the occurrence of a Default, Borrower shall have the right to consent to any such assignment or transfer (other than to an Affiliate of Lender), such consent not to be unreasonably withheld or delayed. No such participation, assignment, sale or other transfer pursuant to this
Section 9.14 shall relieve Lender from its obligations hereunder and Borrower and the other Loan Parties need deal solely with Lender with respect to waivers, modifications and consents to this Note and the other Loan Documents. Any such participant, assignee, purchaser or transferee is referred to in this Note as a "Bank Assignee". Borrower agrees that the provisions of 2.4, 2.5, 8.3, 9.5, 9.6 and 9.7 shall run to the benefit of each Bank Assignee and its participations or interests herein, and Lender may enforce such provisions on behalf of any such Bank Assignee. Borrower hereby further agrees that any such Bank Assignee may, to the fullest extent permitted by Applicable Law, exercise the right of setoff (but only to the extent permitted by this Note) with respect to such participation (and in an amount up to the amount of such participation) as fully as if such Bank Assignee were the direct creditor of Borrower. Upon a participation, assignment, sale or transfer in accordance with the foregoing, Borrower shall execute such documents and do such acts as Lender may reasonably request to effect such assignment. Lender may furnish any information in its possession from time to time to Bank Assignees (including prospective Bank Assignees), provided that such prospective or actual Bank Assignee agrees to keep confidential any non-public information regarding Borrower and its Affiliates that Borrower has provided to Lender pursuant to this Note. Borrower shall not be responsible for any due diligence costs or legal expenses of such Bank Assignees in connection with their entering into such participation, assignment, sale or transfer.

      9.15 Severability. If any provision of this Note shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

      9.16 Domicile of Loan. Lender may maintain or transfer any of the indebtedness represented by this Note to, or for the account of, any Affiliate of Lender.

      9.17 Mutual Drafting. This Note and the other Loan Documents are the result of the joint efforts of Lender and Borrower (and, if any others, the other parties thereto), and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the parties to each and there shall be no construction against any party based on any presumption of that party's involvement in the drafting hereof or thereof.

      9.18 Usury. Nothing contained in this Note shall require Borrower to pay interest at a rate exceeding the maximum rate permitted by Applicable Law. If the amount of interest payable hereunder on any date would otherwise result in such maximum rate being exceeded, such amount shall be automatically reduced to the maximum permissible amount, and the amount of interest payable for any subsequent period, to the extent less than that permitted by Applicable Law, shall, to that extent, be increased by the amount of such reduction. To the extent that any amount of interest is paid in excess of the maximum permissible amount, such amount shall be applied as a repayment of the principal amount hereof.

                                       X
                                  JURISDICTION

      10.1 Jurisdiction. Borrower hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS NOTE AND ANY OTHER LOAN DOCUMENT EXECUTED IN CONNECTION HEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as Lender or other permitted holder hereof may elect. Borrower hereby accepts and consents for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by Lender or other holder hereof in writing, with respect to any action or proceeding brought by it against Lender or such holder of this Note. Borrower hereby irrevocably consents (to the extent permitted by Applicable Law) to the service of process in any such action or proceeding being made upon it by registered or certified mail or by Federal Express (or other similar overnight courier service) at the address set forth on the signature page hereof or at such other address as it notifies Lender or other holder hereof in writing. Borrower hereby waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. Nothing herein shall affect Lender's or such other holder's right to serve process in any other manner permitted by law or limit Lender's or such other holder's right to bring proceedings against Borrower in the courts of any other competent jurisdiction.

      10.2 Choice of Law. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      10.3 Waiver of Jury Trial. EACH OF BORROWER (and by its signature below, Lender) HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON,

OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF LENDER, BORROWER, GUARANTOR OR ANY OTHER PERSON. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER MAKING THE LOAN TO BORROWER EVIDENCED BY THIS NOTE.

      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered as of the date first above written.

                                             Address
FIRSTCITY CONSUMER LENDING CORPORATION
                                             6400 Imperial Drive (deliveries(2))
By                                           Waco, Texas  76712
   -----------------------------------
   Name:  James T. Sartain
   Title: Chairman of the Board              P.O. Box 8216 (mail)
                                             Waco, Texas  76714-8216


Agreed to:
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By
   -----------------------------------
   Name:  Jack S Dykes
   Title: Executive Vice President


--------
(2) including, e.g., FedEx.

                   Section 3.4 of the Restated Loan Agreement

      Section 3.4 Capital Adequacy. If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof (it being agreed that "adopted after the date hereof" shall include compliance by a Lender or any lending office or holding company of a Lender with any Basle Law whether or not such Basle Law was in effect, applicable or phased in on or prior to or after the date hereof) pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" or pursuant to or arising out of any report, agreement or convention of any international banking group adopted subsequent to such 1988 report (said laws, rules, regulations and guidelines pursuant to or arising out of such 1988 report or any such subsequently adopted report, agreement or convention being sometimes collectively herein referred to as "Basle Laws"), or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy (any such other law, rule, regulation or guideline being sometimes herein referred to as "Other Laws"), or any change in any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) or in the enforcement or interpretation or administration of any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) by any Government Authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender) or any holding company of any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of its Bosque Loan Commitment, Loans, Existing Loans, its commitments or other obligations under the Existing Agreement or any of its obligations hereunder to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender (or by the Agent on such Lender's behalf), the Borrower shall pay to such Lender from time to time such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered, together with interest on each such amount from the date demanded until payment in full (after as well as before judgment) thereof at the Base Rate. Each Lender shall endeavor to give the Borrower notice of its intention to require compensation under this
Section 3.4 within a reasonable time after the loan officer of such Lender with responsibility for this Agreement becomes aware of its entitlement to such compensation under this Section 3.4, but no failure to give any such notice shall affect or relieve the Borrower of any of Borrower's obligations under this
Section 3.4 or under any other provision of this Agreement or any other Loan Document or result in any obligation or liability of the Agent or any Lender to the Borrower or any other Person. A certificate of a Lender as to the amount required to be paid by Borrower under this Section 3.4 and showing in reasonable detail the basis for the calculation thereof, shall, absent manifest error, be final and conclusive (it being understood that in no event shall any Lender be required to disclose in such certificate or otherwise any non-public information). In determining such amount or amounts, a Lender may use any method of averaging and attribution as it (in its sole and absolute discretion) shall deem applicable.

                                                                         Annex B

                               Certain Definitions

      "Closing" shall have the meaning provided for such term in Section
3 hereof.

      "Closing Date" shall have the meaning provided for such term in the introductory paragraph of this Letter Agreement.

      "Event" shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

      "FC Party" shall have the meaning provided for such term in Section 2.17(a) hereof.

      "Funding Entities" shall mean Funding and Funding-GP.

      "IFA Entities" shall mean IFA-GP and IFA-LP.

      "IFA-GP" shall mean IFA Drive GP Holdings LLC, a Delaware limited liability company.

      "IFA-LP" shall mean IFA Drive LP Holdings LLC, a Delaware limited liability company.

      "Indemnified Parties" shall have the meaning provided for such term in
Section 4.8 hereof.

      "June SPA" shall mean that certain Securities Purchase Agreement dated as of June 11, 2002 among FC, CLC, Funding, Funding-GP, the IFA Entities, Drive Holdings and Drive, as in effect on the date hereof.

      "Legal Action" shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Government Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

      "Management Member" shall mean each of Messrs. Bozman, Brower, Dundon, Foith, Reeves and Whann.

      "Material Adverse Change" shall mean, with respect to a Person (such term to include the Drive Group and the FC Group, each considered as a whole), any Event or set of Events which could reasonably be expected to (a) have any material adverse effect upon or result in any material adverse change in the validity or enforceability of the Note or any other Executed Document, (b) materially and adversely affect the business, properties, operations or condition (financial or otherwise) of such Person, (c) materially impair such Person's ability to fulfill its obligations under the terms of any Loan Document required to be executed by such Person, (d) materially and adversely affect the rights and remedies of the Lender under any Executed Document, or (e) materially and adversely affect such Person's ability to perform with respect to any Loan Document.

      "Material Adverse Effect" in respect of a Person shall mean an effect that would result in a Material Adverse Change.

      "Pledged Entities" shall mean CLC, Funding, Funding-GP, Drive-LP and Drive-GP.

      "Registration Statement" shall mean the Registration Statement (No. 333-90258) on Form S-4, including all exhibits thereto, filed by FC with the Securities and Exchange Commission in connection with the Exchange Offer, as amended to date and as the same may be amended by FC from time to time prior to the Closing Date.


                                       11